Exhibit 99.1

Iteris Reports Record Fiscal 2017 Full Year Revenue of $96 Million,

up 24% Year Over Year

SANTA ANA, Calif. — June 8, 2017 —— Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal fourth quarter and full year ended March 31, 2017.

Fiscal Fourth Quarter 2017 Financial Highlights

•                  Total revenue increased 28% year over year to a record $25.3 million

•                  Transportation Systems revenue increased 32% year over year to $12.6 million

•                  Roadway Sensors revenue increased 25% year over year to $11.3 million

•                  Agriculture and Weather Analytics revenue increased 16% year over year to $1.4 million

•                  Net loss of $0.10 GAAP; $0.04 Non-GAAP

Fiscal 2017 Full Year Financial Highlights

•                  Total revenue increased 24% year over year to a record $96.0 million

•                  Transportation Systems revenue increased 45% year over year to $49.3 million, with Segment operating income margins expanding 500 basis points

•                  Roadway Sensors revenue increased 5% year over year to $42.2 million, with Segment operating income margins expanding 230 basis points

•                  Agriculture and Weather Analytics revenue increased 34% year over year to $4.5 million

•                  Cash balance increased to $18.2 million

•                  Net loss of $0.15 GAAP; $0.08 Non-GAAP

Management commentary:

“We are pleased to deliver a fourth consecutive quarter of strong year-over-year performance, ending the fiscal year with a record $96 million in annual revenue,” said Joe Bergera, President and CEO. “Of equal importance, all of our reporting segments made significant progress in delivering against their product roadmaps and other important initiatives that further strengthen our operating model.”

“We believe the strong performance across our vertical markets provides a solid foundation to build upon in fiscal 2018,” continued Bergera. “We anticipate additional growth and improved profitability as we introduce more innovations in our transportation end-markets, while continuing to build a market leading position in the global digital agriculture market.”

Business Segment Reassignment

Beginning in the Company’s first fiscal quarter of 2017, certain operations that were previously within its Agriculture and Weather Analytics segment (formerly known as Performance Analytics), specifically its performance measurement and information management solution iPeMS® and related traffic consulting services, were reassigned to the Transportation Systems segment to better align the Company’s traffic analytics capabilities, resources and initiatives. Prior year segment information presented in the table below has been re-classified to reflect this change.

GAAP Fiscal Fourth Quarter 2017 Financial Results

Total revenue in the fourth quarter of fiscal 2017 increased 28% to a record $25.3 million, compared to $19.8 million in the same quarter a year ago. This growth was driven by a 32% increase in Transportation Systems, a 25% increase in Roadway Sensors, and a 16% increase in Agriculture and Weather Analytics revenue.

Operating expenses in the fourth quarter were $13.4 million, compared to $9.3 million in the same quarter a year ago. The increase was primarily due to the fourth quarter $2.2 million impairment of goodwill in our Agriculture and Weather Analytics segment. The increase in operating expenses was also attributable to increases in selling, general and administrative expenses, driven by Corporate G&A expenses, which included increased headcount for HR, Finance, Legal, Marketing & IT to strengthen our back office infrastructure as well as audit and consulting fees associated with Sarbanes Oxley accelerated filer audit preparation. In addition, there were Agriculture and Weather Analytics segment headcount increases to support the sales and marketing of the Company’s ClearAg® solutions.

Operating loss in the fourth quarter was $3.5 million, compared to an operating loss of $1.3 million in the same quarter a year ago. Net loss in the fourth quarter was $3.4 million, or ($0.10) per share, compared to a net loss of $1.3 million, or ($0.04) per share in the year-ago quarter. The larger net loss in fourth quarter of Fiscal 2017 being largely driven by the goodwill impairment charge mentioned above.

GAAP Fiscal 2017 Full Year Financial Results

Total revenue in fiscal 2017 increased 24% to a record $96.0 million, compared to $77.7 million in fiscal 2016. The increase was primarily driven by a 45% increase year over year in Transportation Systems revenue, a 34% increase in Agriculture and Weather Analytics revenue and a 5% increase year over year in Roadway Sensors revenue.

Operating expenses in fiscal 2017 were $42.6 million, compared to $34.1 million in fiscal 2016. The increase was primarily due to the aforementioned increases in selling, general and administrative expenses related to our corporate headquarters, selling and marketing expenses associated with our Agriculture and Weather Analytics segment, and by a goodwill impairment charge.

Operating loss in fiscal 2017 was $5.2 million, compared to operating loss of $3.5 million in fiscal 2016. Net loss in fiscal 2017 was approximately $4.8 million, or ($0.15) per share, compared to net loss of approximately $12.3 million, or ($0.38) per share in fiscal 2016, primarily driven by an approximate $10.1 million valuation allowance recorded in fiscal 2016 against the Company’s deferred tax assets.

Non-GAAP Fiscal Q4 2017 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has included the following non-GAAP financial measures:  non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) quarterly review fee increases; (c) financial consulting service fees; (d) severance and transition related costs paid to the Company’s former Chief Executive Officer; (e) executive management recruiting costs; (f) loss on impairment of Goodwill; (g) the estimated tax effect of the foregoing non-GAAP adjustments; and (h) the recording of a valuation allowance on the company’s deferred tax assets.  A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three and twelve months ended March 31, 2017, 2016 and 2015.

Non-GAAP operating expenses in the fourth quarter increased to $11.2 million, compared to $9.3 million in the same quarter a year ago. Non-GAAP operating loss in the fourth quarter was $1.3 million, compared to an operating loss of $1.3 million in the same quarter a year ago. Non-GAAP net loss in the fourth quarter was $1.2 million, or ($0.04) per share, compared to a net loss of $1.3 million, or ($0.04) per share, in the same quarter a year ago.

Non-GAAP Fiscal 2017 Full Year Financial Results

Non-GAAP operating expenses in fiscal 2017 were $40.5 million, compared to $33.8 million in fiscal 2016. The increase was primarily attributable to planned increases in sales and marketing expenses in the Agriculture and Weather Analytics segment, planned increases in Corporate headcount, and Sarbanes Oxley related audit and consulting fees.  Non-GAAP net loss for fiscal 2017 was $2.7 million, or ($0.08) per share, compared to a net loss of $1.9 million, or ($0.06) per share, for fiscal 2016.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal 2017 fourth quarter and full year results.

Date: Thursday, June 8, 2017
Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Toll-free dial-in number: 1-888-349-9582

International dial-in number: 1-719-325-2196

Conference ID: 4406916

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through June 22, 2017. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the new management team, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending policy changes, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Group, Inc.
Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	March 31,
	2017	2016

ASSETS:
Cash	$18,201	$16,029
Trade accounts receivable, net	14,299	13,241
Unbilled accounts receivable	6,456	5,250
Inventories	2,250	3,153
Prepaid expenses and other current assets	2,108	1,505
Total current assets	43,314	39,178

Property and equipment, net	2,064	2,139
Goodwill	15,150	17,318
Intangible and other assets, net	1,817	1,385
Total assets	$62,345	$60,020

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$16,530	$12,633
Deferred revenue	4,049	2,294
Total current liabilities	20,579	14,927
Long-term liabilities	1,542	1,631
Total liabilities	22,121	16,558
Stockholders’ equity	40,224	43,462
Total liabilities and stockholders’ equity	$62,345	$60,020

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Total revenues	$25,304	$19,796	$95,982	$77,748
Cost of revenues	15,386	11,858	58,580	47,079
Gross profit	9,918	7,938	37,402	30,669
Operating expenses:
Selling, general and administrative	9,615	7,672	33,313	26,846
Research and development	1,590	1,503	6,877	6,933
Amortization of intangible assets	33	84	281	360
Loss on impairment of Goodwill	2,168	—	2,168	—
Total operating expenses	13,406	9,259	42,639	34,139
Operating loss	(3,488)	(1,321)	(5,237)	(3,470)
Non-operating income (expense):
Other income (expense), net	—	1	(7)	2
Interest income, net	4	1	13	12
Loss from continuing operations before income taxes	(3,484)	(1,319)	(5,231)	(3,456)
Benefit (expense) for income taxes	33	(24)	44	(9,079)
Loss from continuing operations	(3,451)	(1,343)	(5,187)	(12,535)
Gain on sale of discontinued operation, net of tax	83	51	361	214
Net loss	$(3,368)	$(1,292)	$(4,826)	$(12,321)

Loss per share from continuing operations — basic and diluted	$(0.11)	$(0.04)	$(0.16)	$(0.39)
Gain per share from sale of discontinued operation — basic and diluted	$0.01	$0.00	$0.01	$0.01
Net loss per share - basic and diluted	$(0.10)	$(0.04)	$(0.15)	$(0.38)

Shares used in basic and diluted per share calculations	32,324	32,043	32,174	32,049

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended March 31, 2017
Total revenues	$11,272	$12,631	$1,401	$25,304
Loss on Impairment of Goodwill	—	—	(2,168)	(2,168)
Segment operating income (loss)	$2,901	$1,667	$(3,974)	$594
Corporate and other income (expense), net				(4,049)
Amortization of intangible assets				(33)
Operating loss				$(3,488)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended March 31, 2016
Total revenues	$9,023	$9,560	$1,213	$19,796

Segment operating income (loss)	$1,348	$1,097	$(1,236)	$1,209
Corporate and other income (expense), net				(2,446)
Amortization of intangible assets				(84)
Operating loss				$(1,321)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2017
Total revenues	$42,170	$49,270	$4,542	$95,982
Loss on Impairment of Goodwill	—	—	(2,168)	(2,168)
Segment operating income (loss)	$9,799	$8,482	$(9,557)	$8,724
Corporate and other income (expense), net				(13,680)
Amortization of intangible assets				(281)
Operating loss				$(5,237)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2016
Total revenues	$40,259	$34,095	$3,394	$77,748

Segment operating income (loss)	$8,401	$4,170	$(6,140)	$6,431
Corporate and other income (expense), net				(9,541)
Amortization of intangible assets				(360)
Operating loss				$(3,470)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release:  non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) quarterly review fee increases; (c) financial consulting services; (d) severance and transition related costs paid to the Company’s former Chief Executive Officer; (e) executive management recruiting costs; (f) loss on impairment of Goodwill; (g) the estimated income tax effect of the foregoing non-GAAP adjustments; and (h) the recording of a valuation allowance on the company’s deferred tax assets.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry.  The Company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Audit fee overruns were calculated as the amount of audit fees that exceeded the expected fees per the Company’s audit engagement letters.  For the audit of Fiscal 2015, $0 and approximately $150,000 of fee overruns were recorded into the three and twelve month periods ending March 31, 2016, respectively.  For the audit of Fiscal 2014, $0 and approximately $941,000 of audit fee overruns were recorded into the three and twelve month periods ending March 31, 2015, respectively.

b)             Fiscal 2015 quarterly review fee increases were incurred during third and fourth quarters of Fiscal 2015 and related to the additional testing procedures required in connection with the Fiscal 2015 quarterly reviews.  The quarterly review fee increases were calculated as the amount of review fees that exceeded the quarterly review fees in Fiscal years 2013 and 2014.

c)              Management engaged financial consulting service firms to assist with the completion of its Fiscal 2015 and Fiscal 2014 audits.  The fees incurred for assistance with the Fiscal 2015 audit were incurred during the first quarter of Fiscal 2016. The fees incurred for assistance with the Fiscal 2014 audit were incurred during the first and second quarters of 2015.

d)             On February 25, 2015, the Company’s Chief Executive Officer resigned and, as a result, the Company incurred severance and transition costs.  In the three and twelve month periods ending March 31, 2016 the company incurred $0 and approximately $150,000 in severance and transition related expenses.

e)              The Company incurred third party recruiting service fees in the third and fourth fiscal quarters of 2015 in connection with the search for a permanent CFO and CEO.

f)               As a result of the Company’s annual goodwill impairment test for Fiscal 2017, Management concluded that the carrying value of goodwill related to legacy acquisitions by our Agriculture and Weather Analytic reporting unit, exceeded its fair value.  This resulted in an approximately $2.2 million impairment charge in the fourth quarter of Fiscal 2017.

g)              The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments for Fiscal 2017 and Fiscal 2016 were calculated by applying an estimated tax rate of 1% to each specific non-GAAP item, due to the impact of the valuation allowance on our effective tax rate in those years. The tax effect of non-GAAP adjustments for Fiscal 2015 was calculated by applying an estimated tax rate of 38% to each specific non-GAAP item.

h)             The Company recorded an approximate $10.1 million valuation allowance at December 31, 2015 related to its Federal Net Operating Loss (NOL) carryforwards, which are at risk of expiring in future years.  As a result, the Company reserved approximately $2.5 million and $7.6 million in current and long-term deferred tax assets, respectively, from the Balance Sheet and recorded the related $10.1 million adjustment in tax expense in the Statement of Operations.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net Loss

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2017	2016	2015

GAAP net loss	$(3,368)	$(1,292)	$(766)

GAAP net loss per share - basic and diluted	$(0.10)	$(0.04)	$(0.02)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses:
Quarterly review fee increases (b)	$—	$—	$(53)
Financial consulting service fees (c)	—	—	(12)
Executive management severance costs (d)	—	—	(594)
Executive management recruiting costs (e)	—	—	(272)
Loss on impairment of Goodwill (f)	(2,168)	—	—
Total excluded from operating expenses	$(2,168)	$—	$(931)

Total excluded operating loss	$(2,168)	$—	$(931)

Income tax effect on non-GAAP adjustments (g)	22	—	363
Total excluded from operating expenses after income tax effect	$(2,146)	$—	$(568)

Non-GAAP net loss	$(1,222)	$(1,292)	$(198)

Non-GAAP net loss per share - basic and diluted	$(0.04)	$(0.04)	$(0.01)

(b) - (g)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Twelve Months Ended
	March 31,
	2017	2016	2015

GAAP net loss	$(4,826)	$(12,321)	$(1,070)

GAAP net loss per share - basic and diluted	$(0.15)	$(0.38)	$(0.03)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Audit Fee overruns (a)	$—	$(150)	$(941)
Quarterly review fee increases (b)	—	—	(174)
Financial consulting service fees (c)	—	(88)	(768)
Executive management severance costs (d)	—	(150)	(594)
Executive management recruiting costs (e)	—	—	(383)
Loss on impairment of Goodwill (f)	(2,168)	—	—
Total excluded from operating expenses	$(2,168)	$(388)	$(2,860)

Total excluded operating loss	$(2,168)	$(388)	$(2,860)

Income tax effect on non-GAAP adjustments (g)	22	4	1,116
Total excluded from operating expenses after income tax effect	$(2,146)	$(384)	$(1,744)

Excluded from income tax expenses
Valuation allowance on deferred tax assets (h)	—	(10,064)	—

Non-GAAP net (loss) income	$(2,680)	$(1,873)	$674

Non-GAAP net (loss) income per share - basic and diluted	$(0.08)	$(0.06)	$0.02

(a) - (h)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2017	2016	2015
GAAP operating expenses	$13,406	$9,259	$8,285
Quarterly review fee increases (b)	—	—	(53)
Financial consulting service fees (c)	—	—	(12)
Executive management severance costs (d)	—	—	(594)
Executive management recruiting costs (e)	—	—	(272)
Loss on impairment of Goodwill (f)	(2,168)	—	—
Non-GAAP operating expenses	$11,238	$9,259	$7,354

GAAP operating loss	$(3,488)	$(1,321)	$(1,071)
Quarterly review fee increases(b)	—	—	(53)
Financial consulting service fees (c)	—	—	(12)
Executive management severance costs (d)	—	—	(594)
Executive management recruiting costs (e)	—	—	(272)
Loss on impairment of Goodwill (f)	(2,168)	—	—
Non-GAAP operating loss	$(1,320)	$(1,321)	$(140)

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Twelve Months Ended
	March 31,
	2017	2016	2015
GAAP operating expenses	$42,639	$34,139	$30,261
Audit Fee overruns (a)	—	(150)	(941)
Quarterly review fee increases (b)	—	—	(174)
Financial consulting service fees (c)	—	(88)	(768)
Executive management severance costs (d)	—	(150)	(594)
Executive management recruiting costs (e)	—	—	(383)
Loss on impairment of Goodwill (f)	(2,168)	—	—
Non-GAAP operating expenses	$40,471	$33,751	$27,401

GAAP operating loss	$(5,237)	$(3,470)	$(2,079)
Audit Fee overruns (a)	—	(150)	(941)
Quarterly review fee increases (b)	—	—	(174)
Financial consulting service fees (c)	—	(88)	(768)
Executive management severance costs (d)	—	(150)	(594)
Executive management recruiting costs (e)	—	—	(383)
Loss on impairment of Goodwill (f)	(2,168)	—	—
Non-GAAP operating (loss) income	$(3,069)	$(3,082)	$781